Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release

            (202) 334-6645                                                                                       August 2, 2013

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported income from continuing operations attributable to common shares of $44.7 million ($6.02 per share) for the second quarter of 2013, compared to $36.1 million ($4.76 per share) for the second quarter of 2012. Net income attributable to common shares was $44.7 million ($6.02 per share) for the second quarter ended June 30, 2013, compared to $51.8 million ($6.84 per share) for the second quarter of last year. Net income for the second quarter of 2012 includes $15.8 million ($2.08 per share) in income from discontinued operations (refer to “Discontinued Operations” discussion below).

The results for the second quarter of 2013 and 2012 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $62.5 million ($8.47 per share) for the second quarter of 2013, compared to $42.8 million ($5.66 per share) for the second quarter of 2012. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

Items included in the Company’s income from continuing operations for the second quarter of 2013:

▪ $14.0 million in early retirement, severance and restructuring charges at the newspaper publishing and education divisions (after-tax impact of $9.8 million, or $1.34 per share); and

▪ $12.6 million in non-operating unrealized foreign currency losses (after-tax impact of $8.1 million, or $1.11 per share).

Items included in the Company’s income from continuing operations for the second quarter of 2012:

▪ $8.4 million in early retirement, severance and restructuring charges at the newspaper publishing and education divisions (after-tax impact of $5.2 million, or $0.69 per share); and

▪ $2.6 million in non-operating unrealized foreign currency losses (after-tax impact of $1.6 million, or $0.21 per share).

Revenue for the second quarter of 2013 was $1,021.9 million, up 3% from $989.1 million in the second quarter of 2012. The Company reported operating income of $93.1 million in the second quarter of 2013, compared to operating income of $63.0 million in the second quarter of 2012. Revenues increased at the cable television and television broadcasting divisions and in other businesses, offset by small declines at the education and newspaper publishing divisions. Operating results improved at the education, cable television and television broadcasting divisions. Excluding early retirement program expense, operating results also improved at the newspaper publishing division.

For the first six months of 2013, the Company reported income from continuing operations attributable to common shares of $50.8 million ($6.84 per share), compared to $49.5 million ($6.48 per share) for the first six months of 2012. Net income attributable to common shares was $49.4 million ($6.66 per share) for the first six months of 2013, compared to $82.9 million ($10.87 per share) for the same period of 2012. Net income includes $1.4 million ($0.18 per share) in losses from discontinued operations and $33.3 million ($4.39 per share) in income from discontinued operations for the first six months of 2013 and 2012, respectively (refer to “Discontinued Operations” discussion below). As a result of the Company’s share repurchases, there were 4% fewer diluted average shares outstanding in the first six months of 2013.

The results for the first half of 2013 and 2012 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $87.8 million ($11.93 per share) for the first six months of 2013, compared to $52.2 million ($6.83 per share) for the first six months of 2012. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

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Items included in the Company’s income from continuing operations for the first six months of 2013:

▪ $39.3 million in early retirement, severance and restructuring charges at the newspaper publishing division and Kaplan (after-tax impact of $26.0 million, or $3.57 per share); and

▪ $17.2 million in non-operating unrealized foreign currency losses (after-tax impact of $11.0 million, or $1.52 per share).

Items included in the Company’s income from continuing operations for the first six months of 2012:

▪ $10.2 million in severance, early retirement and restructuring charges at Kaplan and the newspaper publishing division (after-tax impact of $6.4 million, or $0.84 per share); and

▪ a $5.8 million gain on the sale of a cost method investment (after-tax impact of $3.7 million, or $0.48 per share).

Revenue for the first six months of 2013 was $1,981.0 million, up 2% from $1,944.6 million in the first six months of 2012. Revenues increased at the cable television and television broadcasting divisions and in other businesses, offset by declines at the education and newspaper publishing divisions. The Company reported operating income of $116.1 million for the first six months of 2013, compared to $84.3 million for the first six months of 2012. Operating results improved at the education, cable television and television broadcasting divisions. Excluding early retirement program expense, operating results also improved at the newspaper publishing division.

Division Results

Education

Education division revenue totaled $548.2 million for the second quarter of 2013, a 1% decline from revenue of $551.8 million for the second quarter of 2012. Kaplan reported second quarter 2013 operating income of $23.7 million, compared to $3.7 million in the second quarter of 2012.

For the first six months of 2013, education division revenue totaled $1,076.0 million, a 2% decline from revenue of $1,098.5 million for the same period of 2012. Kaplan reported operating income of $19.7 million for the first six months of 2013, compared to an operating loss of $8.2 million for the first six months of 2012.

In response to student demand levels, Kaplan has formulated and implemented restructuring plans at its various businesses, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $4.9 million and $14.4 million in the second quarter and first six months of 2013, respectively, compared to $5.0 million in the second quarter and first six months of 2012. Kaplan currently expects to incur approximately $10 million in additional restructuring costs for the remainder of 2013 at Kaplan Higher Education (KHE) and Kaplan International in conjunction with completing these restructuring plans. Kaplan may also incur additional restructuring charges in 2013 as Kaplan management continues to evaluate its cost structure.

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A summary of Kaplan’s operating results for the second quarter and the first six months of 2013 compared to 2012 is as follows:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2013	2012	% Change	2013	2012	% Change
Revenue
Higher education	$273,092	$290,861	(6)	$544,952	$599,245	(9)
Test preparation	85,690	79,787	7	154,633	142,616	8
Kaplan international	187,968	179,141	5	372,781	352,704	6
Kaplan corporate and other	1,669	3,090	(46)	4,273	6,474	(34)
Intersegment elimination	(189)	(1,105)	―	(594)	(2,580)	―
	$548,230	$551,774	(1)	$1,076,045	$1,098,459	(2)
Operating Income (Loss)
Higher education	$22,534	$5,860	―	$27,635	$14,819	86
Test preparation	7,831	2,706	―	3,486	(7,513)	―
Kaplan international	6,490	9,788	(34)	12,887	13,928	(7)
Kaplan corporate and other	(13,223)	(14,787)	11	(24,563)	(29,776)	18
Intersegment elimination	94	161	―	225	355	―
	$23,726	$3,728	―	$19,670	$(8,187)	―

KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.

In September 2012, KHE announced a plan to consolidate its market presence at certain of its fixed-facility campuses. Under this plan, KHE ceased new enrollments at nine ground campuses as it considered alternatives for these locations, and is in the process of consolidating operations of four other campuses into existing, nearby locations. Revenues at these campuses represented approximately 4% of KHE’s total revenues in 2012. In the fourth quarter of 2012, KHE also began implementing plans to consolidate other facilities and reduce its workforce. In connection with these and other plans, KHE incurred $2.6 million and $11.6 million in total restructuring costs in the second quarter and first six months of 2013, respectively, compared to $3.8 million in severance costs for the second quarter and first six months of 2012. For the second quarter of 2013, these costs included accelerated depreciation ($1.4 million), severance ($0.6 million) and lease obligation losses ($0.6 million). For the first six months of 2013, these costs included accelerated depreciation ($5.0 million), severance ($1.4 million), lease obligation losses ($4.3 million) and other items ($0.9 million). In the first six months of 2013, nine of the KHE campuses were closed.

In the second quarter and first six months of 2013, higher education revenue declined 6% and 9%, respectively, due largely to declines in average enrollments that reflect weaker market demand over the past year and the impact of campuses in the process of closing. These declines were partially offset by a revenue increase arising from trial period modifications and process improvements.

KHE operating income increased significantly in the second quarter and first six months of 2013, due largely to expense reductions associated with lower enrollments and recent restructuring efforts, partially offset by lower revenue and restructuring costs noted above.

New student enrollments at KHE increased 21% and 3% in the second quarter and first six months of 2013, respectively. New student enrollments were positively impacted by trial period modifications and process improvements, partially offset by the impact of closed campuses and those planned for closure that are no longer recruiting students.

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Total students at June 30, 2013, were down 8% and 7% compared to June 30, 2012, and March 31, 2013, respectively. Excluding campuses closed or planned for closure, total students at June 30, 2013, were down 4% compared to June 30, 2012, and down 7% compared to March 31, 2013. A summary of student enrollments is as follows:

	Students as of
	June 30,	March 31,	June 30,
	2013	2013	2012
Kaplan University	45,625	48,673	47,175
KHE Campuses	16,567	18,523	20,430
	62,192	67,196	67,605

	Students as of
	June 30,	March 31,	June 30,
(excluding campuses closing)	2013	2013	2012
Kaplan University	45,625	48,673	47,175
KHE Campuses	16,157	17,615	17,326
	61,782	66,288	64,501

Kaplan University enrollments included 8,144, 8,819 and 8,100 campus-based students as of June 30, 2013, March 31, 2013, and June 30, 2012, respectively.

Kaplan University and KHE Campuses enrollments at June 30, 2013 and 2012, by degree and certificate programs, are as follows:

	As of June 30,
	2013	2012
Certificate	21.7%	24.8%
Associate’s	30.5%	28.7%
Bachelor’s	33.1%	33.7%
Master’s	14.7%	12.8%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and tutoring offerings. KTP revenue increased 7% and 8% for the second quarter and first six months of 2013, respectively. Enrollment increased 2% and 1% for the second quarter and first six months of 2013, respectively, driven by strength in pre-college, nursing and bar review programs, offset by declines in graduate programs. KTP operating results improved in the first six months of 2013 due largely to increased revenues.

Kaplan International includes English-language programs and postsecondary education and professional training businesses outside the United States. Kaplan International revenue increased 5% and 6% in the second quarter and first six months of 2013, respectively, due to enrollment growth in the pathways, English-language and Singapore higher education programs. Kaplan International operating income declined in the second quarter and first six months of 2013 due to restructuring costs in Australia and reduced earnings in Europe, partially offset by strong results in Singapore. In the second quarter of 2012, International results benefited from a net $1.9 million adjustment that resulted from a favorable adjustment to certain items recorded in prior periods. In the second quarter and first six months of 2013, restructuring costs totaled $2.3 million and $2.6 million, respectively, in Australia, where Kaplan has been consolidating and restructuring its businesses to optimize operations; such costs are largely made up of severance costs and other expenses to teach-out students for certain programs that are being eliminated.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and shared activities.

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Cable Television

Cable television division revenue increased 5% in the second quarter of 2013 to $204.6 million, from $195.6 million for the second quarter of 2012; for the first six months of 2013, revenue increased 5% to $404.7 million, from $385.8 million in the same period of 2012. The revenue increase for the first six months of 2013 is due to recent rate increases for many subscribers, growth in commercial sales and a reduction in promotional discounts. The increase was partially offset by a decline in basic video subscribers, as the cable division focuses its efforts on churn reduction and retention of its high-value subscribers.

Cable television division operating income increased 16% to $44.7 million, from $38.4 million in the second quarter of 2012; for the first six months of 2013, operating income increased 14% to $81.3 million, from $71.2 million for the first six months of 2012. The division’s operating income improved due to increased revenues and reductions in labor costs and bad debt expense, partially offset by higher programming and depreciation costs.

At June 30, 2013, Primary Service Units (PSUs) were down 3% from the prior year due to a decline in basic video subscribers. A summary of PSUs is as follows:

	As of June 30,
	2013	2012
Basic video	575,762	612,729
High-speed data	464,292	462,426
Telephony	185,380	187,095
	1,225,434	1,262,250

Newspaper Publishing

Newspaper publishing division revenue totaled $138.4 million for the second quarter of 2013, down 1% from revenue of $139.2 million for the second quarter of 2012; division revenue declined 2% to $265.7 million for the first six months of 2013, from $271.7 million for the first six months of 2012. Print advertising revenue at The Washington Post in the second quarter of 2013 was $54.5 million, down 4% from the second quarter of 2012; print advertising revenue was $103.1 million for the first six months of 2013, down 6% from the first six months of 2012. The decline is largely due to reductions in retail and general advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 15% to $29.8 million for the second quarter of 2013 versus the second quarter of 2012; newspaper online revenues increased 12% to $55.6 million for the first six months of 2013 versus the first six months of 2012. Display online advertising revenue increased 25% and 21% for the second quarter and first six months of 2013, respectively. Online classified advertising revenue declined 7% for both the second quarter and first six months of 2013.

For the first six months of 2013, Post daily and Sunday circulation declined 7.1% and 7.6%, respectively, compared to the same periods of the prior year. For the six months ended June 30, 2013, average daily circulation at The Washington Post totaled 447,700 and average Sunday circulation totaled 646,700.

In February 2013, the Company announced a Voluntary Retirement Incentive Program (VRIP) which was offered to certain employees of the Post. The total VRIP expense was $20.4 million, which is being funded from the assets of the Company’s pension plan. Of this amount, $12.0 million was recorded in the first quarter of 2013 and $8.4 million was recorded in the second quarter of 2013. The Post also implemented a Separation Incentive Program in February 2013 that resulted in an additional $2.3 million in early retirement program expense in the first quarter of 2013, which is also being funded from the assets of the Company pension plan. In addition, voluntary severance and other early retirement expense of $0.7 million and $2.2 million was recorded at the newspaper publishing division in the second quarter and first six months of 2013, respectively, compared to $3.4 million and $5.3 million for the second quarter and first six months of 2012, respectively.

The newspaper publishing division reported an operating loss of $14.8 million in the second quarter of 2013, compared to an operating loss of $12.6 million in the second quarter of 2012. For the first six months of 2013, the newspaper publishing division reported an operating loss of $49.3 million, compared to an operating loss of $33.2 million for the first six months of 2012. These operating losses include noncash pension expense of $16.8 million and $7.7 million for the second quarter of 2013 and 2012, respectively, and $39.7 million and $16.3 million for the first six months of 2013 and 2012, respectively. The decline in operating results for the second quarter and first half of 2013 is due to the $5.7 million

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and $19.6 million increase in early retirement and severance expense, respectively, and revenue reductions discussed above, offset partially by a decline in other operating expenses. Newsprint expense was down 17% and 14% for the second quarter and first six months of 2013, respectively, primarily due to a decline in newsprint consumption.

Television Broadcasting

Revenue for the television broadcasting division increased 4% to $99.3 million in the second quarter of 2013, from $95.6 million in the same period of 2012; operating income for the second quarter of 2013 increased 9% to $47.7 million, from $43.7 million in the same period of 2012. For the first six months of 2013, revenue increased 4% to $184.6 million, from $177.1 million in the same period of 2012; operating income for the first six months of 2013 increased 11% to $83.1 million, from $74.7 million in the same period of 2012.

The increase in revenue and operating income reflects growth in advertising demand across many product categories; incremental advertising revenue from the NBA finals broadcast at the division’s ABC affiliates in Miami and San Antonio; and increased retransmission revenues. The increase in revenue and operating income was offset partially by a $5.3 million and $8.1 million decline in political advertising revenue in the second quarter and first six months of 2013, respectively.

Other Businesses

Other businesses includes the operating results of Social Code, a marketing solutions provider helping companies with marketing on social media platforms; Celtic Healthcare, a provider of home health care and hospice services in the northeastern and mid-Atlantic regions that was acquired by the Company in November 2012; and WaPo Labs, a digital team focused on emerging technologies and new product development.

On August 1, 2013, the Company completed the acquisition of Forney Corporation, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

Equity in Earnings (Losses) of Affiliates

The Company holds a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, was $3.9 million for the second quarter of 2013, compared to $3.3 million for the second quarter of 2012. For the first six months of 2013, the Company’s equity in earnings of affiliates, net, totaled $7.3 million, compared to $7.2 million for the same period of 2012.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $12.9 million for the second quarter of 2013, compared to $0.6 million for the second quarter of 2012. The second quarter 2013 non-operating expense, net, included $12.6 million in unrealized foreign currency losses and other items. The second quarter 2012 non-operating expense, net, included $2.6 million in unrealized foreign currency losses, offset by other items.

The Company recorded non-operating expense, net, of $16.9 million for the first six months of 2013, compared to other non-operating income, net, of $8.0 million for the same period of the prior year. The 2013 non-operating expense, net, included $17.2 million in unrealized foreign currency losses and other items. The 2012 non-operating income, net, included a $7.3 million gain on sales of cost method investments, $0.1 million in unrealized foreign currency gains and other items.

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Net Interest Expense

The Company incurred net interest expense of $8.5 million and $17.0 million for the second quarter and first six months of 2013, respectively, compared to $8.2 million and $16.3 million for the same periods of 2012. At June 30, 2013, the Company had $450.0 million in borrowings outstanding, at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first six months of 2013 was 42.1%, compared to 39.6% for the first six months of 2012. The high effective tax rate for the first six months of 2013 and 2012 results primarily from losses in Australia for which no tax benefit is recorded.

Discontinued Operations

In March 2013, the Company completed the sale of The Herald, a daily and Sunday newspaper headquartered in Everett, WA. Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies (KLT) in February 2012. The Company also divested its interest in Avenue100 Media Solutions in July 2012. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of The Herald resulted in a pre-tax loss of $0.1 million that was recorded in the first quarter of 2013. The sale of KLT resulted in a pre-tax loss of $3.1 million that was recorded in the first quarter of 2012. The sale of EduNeering resulted in a pre-tax gain of $29.5 million that was recorded in the second quarter of 2012. In the first quarter of 2012, in connection with each of the sales of the Company’s stock in KLT and EduNeering, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets acquired.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2013 was based on 7,283,116 and 7,276,421 weighted average shares outstanding, respectively, compared to 7,545,150 and 7,579,888, respectively, for the second quarter and first six months of 2012. At June 30, 2013, there were 7,422,238 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 180,993 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30,		%
(in thousands, except per share amounts)	2013	2012	Change
Operating revenues	$1,021,851	$989,103	3
Operating expenses	(861,613)	(859,253)	0
Depreciation of property, plant and equipment	(63,875)	(62,401)	2
Amortization of intangible assets	(3,313)	(4,428)	(25)
Operating income	93,050	63,021	48
Equity in earnings of affiliates, net	3,868	3,314	17
Interest income	522	775	(33)
Interest expense	(9,048)	(8,979)	1
Other expense, net	(12,858)	(635)	―
Income from continuing operations before income taxes	75,534	57,496	31
Provision for income taxes	30,400	21,200	43
Income from continuing operations	45,134	36,296	24
Income from discontinued operations, net of tax	―	15,751	―
Net income	45,134	52,047	(13)
Net income attributable to noncontrolling interests	(253)	(11)	―
Net income attributable to The Washington Post Company	44,881	52,036	(14)
Redeemable preferred stock dividends	(206)	(222)	(7)
Net Income Attributable to The Washington Post Company
Common Stockholders	$44,675	$51,814	(14)

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$44,675	$36,063	24
Income from discontinued operations, net of tax	―	15,751	―
Net income	$44,675	$51,814	(14)

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$6.02	$4.76	26
Basic income per common share from discontinued operations	―	2.08	―
Basic net income per common share	$6.02	$6.84	(12)
Basic average number of common shares outstanding	7,229	7,431

Diluted income per common share from continuing operations	$6.02	$4.76	26
Diluted income per common share from discontinued operations	―	2.08	―
Diluted net income per common share	$6.02	$6.84	(12)
Diluted average number of common shares outstanding	7,283	7,545

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30,		%
(in thousands, except per share amounts)	2013	2012	Change
Operating revenues	$1,980,956	$1,944,604	2
Operating expenses	(1,728,150)	(1,727,659)	0
Depreciation of property, plant and equipment	(129,666)	(124,325)	4
Amortization of intangible assets	(7,030)	(8,301)	(15)
Operating income	116,110	84,319	38
Equity in earnings of affiliates, net	7,286	7,202	1
Interest income	1,032	1,844	(44)
Interest expense	(18,008)	(18,142)	(1)
Other (expense) income, net	(16,941)	7,953	―
Income from continuing operations before income taxes	89,479	83,176	8
Provision for income taxes	37,700	32,900	15
Income from continuing operations	51,779	50,276	3
(Loss) income from discontinued operations, net of tax	(1,386)	33,339	―
Net income	50,393	83,615	(40)
Net income attributable to noncontrolling interests	(350)	(81)	―
Net income attributable to The Washington Post Company	50,043	83,534	(40)
Redeemable preferred stock dividends	(650)	(673)	(3)
Net Income Attributable to The Washington Post Company
Common Stockholders	$49,393	$82,861	(40)

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$50,779	$49,522	3
(Loss) income from discontinued operations, net of tax	(1,386)	33,339	―
Net income	$49,393	$82,861	(40)

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$6.84	$6.48	6
Basic (loss) income per common share from discontinued operations	(0.18)	4.39	―
Basic net income per common share	$6.66	$10.87	(39)
Basic average number of common shares outstanding	7,228	7,473

Diluted income per common share from continuing operations	$6.84	$6.48	6
Diluted (loss) income per common share from discontinued operations	(0.18)	4.39	―
Diluted net income per common share	$6.66	$10.87	(39)
Diluted average number of common shares outstanding	7,276	7,580

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(in thousands)	2013	2012	Change	2013	2012	Change
Operating Revenues:
Education	$548,230	$551,774	(1)	$1,076,045	$1,098,459	(2)
Cable television	204,550	195,579	5	404,688	385,789	5
Newspaper publishing	138,423	139,228	(1)	265,687	271,678	(2)
Television broadcasting	99,320	95,591	4	184,590	177,088	4
Other businesses	31,419	7,177	―	50,310	11,945	―
Corporate office	―	―	―	―	―	―
Intersegment elimination	(91)	(246)	―	(364)	(355)	―
	$1,021,851	$989,103	3	$1,980,956	$1,944,604	2
Operating Expenses:
Education	$524,504	$548,046	(4)	$1,056,375	$1,106,646	(5)
Cable television	159,840	157,133	2	323,365	314,566	3
Newspaper publishing	153,250	151,842	1	314,986	304,904	3
Television broadcasting	51,616	51,863	0	101,524	102,361	(1)
Other businesses	35,929	13,952	―	60,933	23,363	―
Corporate office	3,753	3,492	7	8,027	8,800	(9)
Intersegment elimination	(91)	(246)	―	(364)	(355)	―
	$928,801	$926,082	0	$1,864,846	$1,860,285	0
Operating Income (Loss):
Education	$23,726	$3,728	―	$19,670	$(8,187)	―
Cable television	44,710	38,446	16	81,323	71,223	14
Newspaper publishing	(14,827)	(12,614)	(18)	(49,299)	(33,226)	(48)
Television broadcasting	47,704	43,728	9	83,066	74,727	11
Other businesses	(4,510)	(6,775)	33	(10,623)	(11,418)	7
Corporate office	(3,753)	(3,492)	(7)	(8,027)	(8,800)	9
	$93,050	$63,021	48	$116,110	$84,319	38
Depreciation:
Education	$20,064	$21,011	(5)	$42,652	$41,728	2
Cable television	33,964	32,234	5	67,697	64,431	5
Newspaper publishing	6,201	5,934	4	12,216	11,819	3
Television broadcasting	3,151	3,222	(2)	6,296	6,347	(1)
Other businesses	435	―	―	745	―	―
Corporate office	60	―	―	60	―	―
	$63,875	$62,401	2	$129,666	$124,325	4
Amortization of Intangible Assets:
Education	$2,363	$3,803	(38)	$4,881	$7,039	(31)
Cable television	57	53	8	107	107	―
Newspaper publishing	150	172	(13)	300	355	(15)
Television broadcasting	―	―	―	―	―	―
Other businesses	743	400	86	1,742	800	―
Corporate office	―	―	―	―	―	―
	$3,313	$4,428	(25)	$7,030	$8,301	(15)
Pension Expense (Credit):
Education	$4,231	$1,969	―	$8,337	$4,361	91
Cable television	913	514	78	1,795	1,044	72
Newspaper publishing	16,811	7,717	―	39,740	16,257	―
Television broadcasting	1,213	1,055	15	2,501	2,015	24
Other businesses	83	10	―	159	20	―
Corporate office	(10,617)	(8,896)	19	(21,283)	(18,194)	17
	$12,634	$2,369	―	$31,249	$5,503	―

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THE WASHINGTON POST COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(in thousands)	2013	2012	Change	2013	2012	Change
Operating Revenues
Higher education	$273,092	$290,861	(6)	$544,952	$599,245	(9)
Test preparation	85,690	79,787	7	154,633	142,616	8
Kaplan international	187,968	179,141	5	372,781	352,704	6
Kaplan corporate	1,669	3,090	(46)	4,273	6,474	(34)
Intersegment elimination	(189)	(1,105)	―	(594)	(2,580)	―
	$548,230	$551,774	(1)	$1,076,045	$1,098,459	(2)
Operating Expenses
Higher education	$250,558	$285,001	(12)	$517,317	$584,426	(11)
Test preparation	77,859	77,081	1	151,147	150,129	1
Kaplan international	181,478	169,353	7	359,894	338,776	6
Kaplan corporate	12,529	14,074	(11)	23,955	29,211	(18)
Amortization of intangible assets	2,363	3,803	(38)	4,881	7,039	(31)
Intersegment elimination	(283)	(1,266)	―	(819)	(2,935)	―
	$524,504	$548,046	(4)	$1,056,375	$1,106,646	(5)
Operating Income (Loss)
Higher education	$22,534	$5,860	―	$27,635	$14,819	86
Test preparation	7,831	2,706	―	3,486	(7,513)	―
Kaplan international	6,490	9,788	(34)	12,887	13,928	(7)
Kaplan corporate	(10,860)	(10,984)	1	(19,682)	(22,737)	13
Amortization of intangible assets	(2,363)	(3,803)	38	(4,881)	(7,039)	31
Intersegment elimination	94	161	―	225	355	―
	$23,726	$3,728	―	$19,670	$(8,187)	―
Depreciation
Higher education	$10,741	$11,673	(8)	$24,180	$23,430	3
Test preparation	4,866	4,449	9	9,624	8,764	10
Kaplan international	4,116	4,471	(8)	8,112	8,649	(6)
Kaplan corporate	341	418	(18)	736	885	(17)
	$20,064	$21,011	(5)	$42,652	$41,728	2
Pension Expense
Higher education	$2,807	$1,587	77	$5,614	$3,174	77
Test preparation	641	414	55	1,281	827	55
Kaplan international	87	(11)	―	174	1	―
Kaplan corporate	696	(21)	―	1,268	359	―
	$4,231	$1,969	―	$8,337	$4,361	91

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NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Amounts attributable to The Washington Post Company
common stockholders
Income from continuing operations, as reported	$ 44,675	$ 36,063	$ 50,779	$ 49,522
Adjustments:
Early retirement, severance and restructuring charges	9,779	5,178	25,959	6,352
Gain on sale of a cost method investment	―	―	―	(3,657)
Foreign currency loss (gain)	8,078	1,607	11,031	(42)
Income from continuing operations, adjusted (non-GAAP)	$ 62,532	$ 42,848	$ 87,769	$ 52,175

Per share information attributable to The Washington
Post Company common stockholders
Diluted income per common share from continuing operations,
as reported	$ 6.02	$ 4.76	$ 6.84	$ 6.48
Adjustments:
Early retirement, severance and restructuring charges	1.34	0.69	3.57	0.84
Gain on sale of a cost method investment	―	―	―	(0.48)
Foreign currency loss (gain)	1.11	0.21	1.52	(0.01)
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$ 8.47	$ 5.66	$ 11.93	$ 6.83

The adjusted diluted per share amounts may not compute due to rounding.

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